Exhibit (a)(31)

Press Release
Genco Shipping & Trading Limited Sets the Record Straight on Numerous
Falsehoods in Diana’s Investor Presentation
Diana Continues to Spread Misinformation to Shareholders in Pursuit of Its Agenda to
Take Control of Genco on the Cheap
Protect Your Investment and Future Returns — Vote the WHITE Proxy Card FOR
Genco’s Highly Qualified Board of Directors — and WITHHOLD on Diana’s Nominees
Genco Reminds Shareholders Not to Tender Their Shares
into Diana’s Inadequate Tender Offer
Presentation and Information on How to Vote Available
at www.GencoDrivesSuperiorReturns.com
NEW YORK, May 26, 2026 (GLOBE NEWSWIRE) -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today released a presentation setting the record straight on the numerous inaccurate statements in the May 19, 2026 investor presentation of Diana Shipping Inc. (“Diana”). Genco’s presentation can be found at www.GencoDrivesSuperiorReturns.com.
Genco issued the following statement:
Diana’s May 19 investor presentation was filled with misleading statements and falsehoods in an effort to advance its agenda to take over Genco on the cheap. Diana’s presentation is nothing more than myths and distortions of the same kind it’s been spreading throughout its entire hostile takeover campaign.
Genco’s presentation addresses many of the unsubstantiated claims, arbitrary metrics and timelines, and apples‑to‑oranges comparisons Diana has made regarding:
●	Diana’s offer
●	Genco’s performance
●	Genco’s dividends
●	Genco’s executive compensation
●	Genco’s independent directors

Shareholders deserve the facts:
●	Genco’s Board is executing our Comprehensive Value Strategy, which is driving returns and creating shareholder value
●	Diana’s offer is inadequate
●	Diana’s offer represents a discount, not a premium, to analyst Net Asset Value (NAV) estimates

●	Genco’s share price has not been affected by Diana’s offer but instead reflects our Comprehensive Value Strategy and a strengthening drybulk market
●	Diana is not to be trusted and is using misleading claims and gamesmanship to influence Genco shareholders
●	Diana is a seller at prices below its own and analysts’ estimates of Genco’s NAV, but not a buyer at any fair price
●	Electing even one of Diana’s unfit, handpicked nominees would put your investment at serious risk

Genco has responded appropriately to Diana at every step of the way dating back to 2024 and remains open to continuing to engage with Diana if Diana provides an offer that appropriately values Genco and adequately rewards all shareholders. Diana’s $23.50 per share offer simply does not meet that standard.
Our Board and management team continue to focus on executing our Comprehensive Value Strategy, which has delivered $7.16 per share in dividends to shareholders, generated outsized shareholder returns of 210%1 and positioned the Company for continued strong dividends and value creation.
We encourage shareholders to read our presentation that fully addresses all of Diana’s falsehoods at: www.GencoDrivesSuperiorReturns.com.
We urge shareholders to protect their investment and vote FOR Genco’s highly qualified Board. We remain confident that Genco’s Board is best positioned to continue creating value for shareholders — well in excess of Diana’s inadequate offer.
Vote the WHITE proxy card “FOR” the reelection of Genco’s six highly qualified directors and according to the Board’s other recommendations, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals.
The Genco Board of Directors continues to recommend that Genco shareholders reject Diana’s wholly inadequate $23.50 tender offer by not tendering their shares.
If you have any questions or require any assistance with voting your shares, please call or email Genco’s proxy solicitor:
MacKenzie Partners, Inc.
Toll Free: 800-322-2885
Email: proxy@mackenziepartners.com
Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.
About Genco Shipping & Trading Limited

1 Represents total shareholder return (TSR) since the closing price on April 19, 2021 (the last trading day before Genco publicly announced its Comprehensive Value Strategy).

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.
Forward-Looking Statements
This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.
Important Information for Investors and Shareholders
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550
Media Contact
Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com